EXHIBIT 99.2

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES

ENHANCED PROFIT-SHARING PROGRAM

HOUSTON, Jan. 4, 2005 - Continental Airlines (NYSE: CAL) today issued the following bulletin to employees regarding establishment of a new profit-sharing program:

Continental today announced a significantly enhanced profit-sharing program. The new profit-sharing program will share 30 percent of the first $250 million of pre-tax income, 25 percent of the next $250 million and 20 percent of amounts over $500 million. The previous profit-sharing program shared 15 percent of the company's pre-tax income at every level of profitability.

Continental's enhanced program is now the best in the industry.

To recognize each work group's share of the $500 million in annual pay and benefit reductions, half of the profit-sharing pool will be allocated based on the relative share of the reductions of each work group. The other half of the profit-sharing pool will be allocated based on the relative wages of each work group. Once the profit-sharing pool has been allocated among work groups, then co-workers will share in the portion of the profit-sharing pool allocated to their own work group based on relative wages within that work group.

Employees will be able to receive their share of the profits as cash or elect to contribute it to their 401(k) account (subject to applicable limits).

The program has a five-year duration through 2009 and will be implemented upon achieving the $500 million in annual wage and benefit reductions by Feb. 28.

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